Exhibit 4.2

MICRONET ENERTEC TECHNOLOGIES, INC.

WARRANT AMENDMENT

October 28, 2016

Reference is made to Warrant No. YAII-1 issued by Micronet Enertec Technologies, Inc. (the “Company”) to YA II PN, Ltd. (the “Investor”) on June 30, 2016 granting the Investor the right to purchase 66,000 shares of the Company’s common stock at an exercise price of $4.30 (as may be amended or adjusted from time to time, the “Warrant”).

The Company and the Investor have agreed to reduce the Exercise Price (as defined in the Warrant) of the Warrants to $3.00 per share.

Accordingly, the Company, by executing and delivering this Warrant Amendment to the Investor, hereby certifies that from and after the date hereof, the Exercise Price of the Warrant shall be $3.00 per share.

THIS WARRANT AMENDMENT SHOULD BE ATTACHED THE ORIGINAL WARRANT CERTIFICATE REPRENTING THE WARRANTS.

IN WITNESS WHEREOF, the Company has caused this Global Warrant Amendment to be signed by its duly authorized officer as of the date first written above.

MICRONET ENERTEC TECHNOLOGIES, INC. a Delaware Corporation

By:	/s/ David Lucatz
Name: David Lucatz
Title: President and Chief Executive Officer